UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Donegal Group Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 16, 2009

To the Stockholders of
DONEGAL GROUP INC.:

We will hold our annual meeting of stockholders at 10:00 a.m., local time, on Thursday, April 16, 2009, at our offices, 1195 River Road, Marietta, Pennsylvania 17547. At our annual meeting, our stockholders will act on the following matters:

1. Election of the three nominees for Class B directors named in the accompanying proxy statement, each for a term of three years and until the election of his or her respective successor;

2. Ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2009; and

3. Any other matter that properly comes before our annual meeting.

We have fixed the close of business on February 27, 2009 as the record date for the determination of our stockholders who are entitled to notice of, and to vote at, our annual meeting and any adjournment or postponement of our annual meeting.

We are mailing our 2008 annual report, which is not part of our proxy soliciting material, to stockholders of record together with this notice.

It is important that you vote your shares at our annual meeting. Please submit your proxy, whether or not you expect to attend our annual meeting in person. If you attend our annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of our board of directors,

Donald H. Nikolaus,
President and Chief Executive Officer

March 16, 2009
Marietta, Pennsylvania

Important Notice Regarding the Availability of Proxy Materials for Our
Stockholders Meeting to Be Held on April 16, 2009

The accompanying proxy statement and our 2008 annual report to stockholders are available at www.donegalgroup.com.

DONEGAL GROUP INC.

PROXY STATEMENT

This proxy statement contains information relating to the annual meeting of stockholders of Donegal Group Inc. to be held on Thursday, April 16, 2009, beginning at 10:00 a.m., at our offices, 1195 River Road, Marietta, Pennsylvania 17547, and at any adjournment or postponement of our annual meeting. We are first mailing this proxy statement and the accompanying proxy card to stockholders on or about March 16, 2009. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our” or the “Company” refer to Donegal Group Inc. individually or collectively with its insurance subsidiaries; all references to “Donegal Mutual” refer to Donegal Mutual Insurance Company; all references to “Atlantic States” refer to Atlantic States Insurance Company; all references to “Southern” refer to Southern Insurance Company of Virginia; all references to “Le Mars” refer to Le Mars Insurance Company; all references to “Peninsula” refer to the Peninsula Insurance Group, and all references to “Sheboygan” refer to Sheboygan Falls Insurance Company.

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OUR ANNUAL MEETING

What are the purposes of our annual meeting?

At our annual meeting, our stockholders will act upon the election of the three nominees for Class B directors named in this proxy statement, the ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2009 and any other business that properly comes before our annual meeting or any adjournment or postponement of our annual meeting. In addition, our management will report on our performance during 2008 and respond to appropriate questions from stockholders.

What should I do now?

You should first carefully read this proxy statement. After you have decided how you wish to vote your shares, please vote by submitting your proxy using one of the methods described below. The proxies will vote your shares as you direct. If you are a registered stockholder and attend our annual meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at our annual meeting will need to obtain a signed proxy from the nominee in whose name their shares are registered.

VOTING

How do I vote my shares?

If you are a registered stockholder, that is, if your stock is registered in your name, you may attend our annual meeting and vote in person or vote by proxy. You may vote by proxy by telephone, electronically through the internet or by mail by following the instructions included with your proxy card. The deadline for registered stockholders to vote telephonically or electronically through the internet is 3:00 a.m., eastern daylight time, on April 15, 2009.

We encourage you to take advantage of these ways to vote your shares on the matters to be considered at our annual meeting. The following summary describes the three voting methods registered stockholders may use to vote by proxy.

Vote by telephone — use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your control numbers, which are located on your proxy card, and then follow the directions given.

Vote electronically through the internet — use the internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your control numbers, which are located on your proxy card, and to create and submit an electronic ballot.

Vote by mail — mark, sign and date your proxy card and return such card in the postage-paid envelope we have provided you.

If you vote by telephone or electronically through the internet, you do not need to return your proxy card.

Although there is no charge to you for voting by telephone or electronically through the internet, there may be costs associated with electronic access, such as usage charges from internet service providers and telephone companies. We will not cover these costs; they are solely your responsibility. The telephone and internet voting procedures available to you are valid forms of granting proxies under the Delaware General Corporation Law, or the DGCL.

If you hold your shares through a broker, bank, nominee or other holder of record, please check your proxy card or contact your broker, bank, nominee or other holder of record to determine whether you will be able to vote by telephone or electronically through the internet.

Who is entitled to vote at our annual meeting?

Holders of Class A common stock and Class B common stock of record as of the close of business on the record date, February 27, 2009, are entitled to receive notice of and to vote at our annual meeting and any adjournment or postponement of our annual meeting. A complete alphabetical list of the record holders of our Class A common stock and Class B common stock entitled to vote at our annual meeting will be available for inspection at our principal executive offices during normal business hours for any purpose germane to our annual meeting for a period of ten days prior to the date of our annual meeting.

What are the voting rights of our stockholders?

We have two outstanding classes of stock: Class A common stock and Class B common stock. As of the record date, February 27, 2009, we had outstanding 19,884,500 shares of Class A common stock, each of which may cast one-tenth of a vote with respect to each matter to be voted on at our annual meeting, and 5,576,775 shares of Class B common stock, each of which may cast one vote with respect to each matter to be voted on at our annual meeting. Therefore, the holders of our Class A common stock may cast a total of 1,988,450 votes at our annual meeting and the holders of our Class B common stock may cast a total of 5,576,775 votes at our annual meeting, resulting in a total of 7,565,225 votes that may be cast at our annual meeting.

As of the record date, Donegal Mutual owned 8,355,184 shares, or 42.0%, of our outstanding Class A common stock and 4,153,666 shares, or 74.5%, of our outstanding Class B common stock, and, therefore, will have the right to cast 65.9% of the votes entitled to be cast at our annual meeting. Donegal Mutual has advised us that it will vote its shares for the election of Jon M. Mahan, Donald H. Nikolaus and Richard D. Wampler, II as Class B directors and for the ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2009. Therefore, Jon M. Mahan, Donald H. Nikolaus and Richard D. Wampler, II will be elected as Class B directors and our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2009 will be ratified, irrespective of the votes cast by our stockholders other than Donegal Mutual.

Who can attend our annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend our annual meeting. Even if you currently plan to attend our annual meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend, or are unable to attend, our annual meeting.

If you hold your shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at our annual meeting.

If you wish to obtain directions to be able to attend our annual meeting and vote in person, please contact us at (800) 877-0600, attention Jeffrey D. Miller.

What constitutes a quorum?

The presence at our annual meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast by the holders of our Class A common stock and our Class B common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at our annual meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares present at our annual meeting.

How do I vote in person?

If your stock is registered in your name and you attend our annual meeting and wish to vote in person, we will provide you with a ballot before voting commences at our annual meeting.

How do I vote if my shares are held in street name?

If you are not a stockholder of record, but you are a “beneficial owner,” meaning that your shares are registered in a name other than your own, such as a broker’s name, you must either direct the holder of record of your shares as to how you want to vote your shares or obtain a form of proxy from the holder of record that you may then vote.

How do I vote my 401(k) plan shares?

If you participate in Donegal Mutual’s 401(k) plan, you may vote your shares of Class A common stock and Class B common stock credited to your 401(k) plan account as of the record date. You may vote by instructing Putnam Fiduciary Trust Company, or Putnam, the trustee of our 401(k) plan, pursuant to the instruction card included with this proxy statement. As long as Putnam receives your duly executed instruction card by April 9, 2009, Putnam will vote your shares in accordance with your instructions.

If you do not return your instruction card, Putnam will vote your shares in the same proportion that Putnam votes the shares for which it did receive timely instruction cards.

You may also revoke previously given voting instructions by filing either a written notice of revocation or a duly executed instruction card bearing a later date with Putnam.

May I change my vote after I have voted?

Yes. You may revoke your proxy at any time before the vote is taken at our annual meeting. If you are a stockholder of record, you may revoke your proxy by:

•	submitting written notice of revocation to our corporate secretary prior to the voting of that proxy at our annual meeting;

•	submitting a later dated proxy by telephone, internet or mail; or

•	voting in person at our annual meeting.

However, simply attending our annual meeting without voting will not revoke an earlier proxy.

If your shares are held in “street name,” that is, in the name of a bank, broker, nominee or other holder of record, you should follow the instructions of the bank, broker, nominee or other holder of record regarding the revocation of proxies.

What are the recommendations of our board of directors?

Unless you provide contrary instructions on your proxy card, the persons named as proxy holders will vote in accordance with the recommendations of our board of directors. Our board of directors unanimously recommends that you vote:

•	FOR the election of the three nominees for Class B directors named in this proxy statement; and

•	FOR the ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2009.

What vote is required?

Election of Class B Directors.  The three persons nominated in accordance with our by-laws who receive the highest number of FOR votes cast by the holders of our Class A common stock and Class B common stock, voting together as a single class, will be elected as Class B directors. A properly executed proxy card marked Withhold Authority will not be voted with respect to the nominee or nominees so indicated, although the votes represented by the proxy will be counted for the purposes of determining whether a quorum is present. Our certificate of incorporation and by-laws do not authorize cumulative voting in the election of our directors.

Ratification of the Selection of KPMG LLP.  Ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2009 will require the affirmative vote of a majority of the votes entitled to be cast by the holders of our Class A common stock and Class B common stock whose shares are represented at our annual meeting in person or by proxy, voting together as a single class. Abstentions and shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner of, or person otherwise entitled to vote the shares, and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, are considered shares of stock outstanding and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention or broker non-vote will, therefore, have the practical effect of voting against approval of the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2009 because each abstention and broker non-vote will represent one fewer vote for approval of the ratification.

Based on the advance notice provisions of our by-laws and applicable provisions of Delaware law, no matter other than the election of three Class B directors and the ratification of our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2009 can be properly brought before our annual meeting.

Who will pay the costs of soliciting proxies on behalf of our board of directors?

We will pay the costs of preparing and mailing this proxy statement on behalf of our board of directors. In addition to mailing this proxy statement and related materials, our regular officers and employees, who will not receive any special compensation for doing so, may solicit proxies in person, by telephone or over the internet. Upon request, we will reimburse brokers, nominees, fiduciaries, custodians and other persons holding shares in their names or in the names of nominees for their reasonable expenses in sending our proxy materials to beneficial owners of our stock.

STOCK OWNERSHIP

Our Principal Stockholders

The following table identifies each person whom we know owns beneficially more than 5% of our Class A common stock or Class B common stock and states the percentage of total votes entitled to be cast by each. All information is as of February 27, 2009.

	Class A	Percent of	Class B	Percent of
	Shares	Class A	Shares	Class B
Name of Individual or	Beneficially	Common	Beneficially	Common	Percent of
Identity of Group	Owned	Stock	Owned	Stock	Total Votes

Donegal Mutual Insurance Company 1195 River Road Marietta, PA 17547	8,355,184	42.0%	4,153,666	74.5%	65.9%
Dimensional Fund Advisors LP(1) 1299 Ocean Avenue Santa Monica, CA 90401	1,601,941	8.1	237,391	4.3	5.3

(1)	As reported in a Schedule 13G filed with the Securities and Exchange Commission, or the SEC, by Dimensional Fund Advisors LP, which serves as an investment advisor to four investment companies and as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of these securities.

The Stock Ownership of Our Directors and Executive Officers

The following table shows the amount and percentage of our outstanding Class A common stock and Class B common stock beneficially owned by each director, each nominee for director, each executive officer named in the Summary Compensation Table and all of our executive officers and directors as a group as of

December 31, 2008, as well as the percentage of total votes entitled to be cast by them by reason of that beneficial ownership.

		Percent of	Class B	Percent of
	Class A Shares	Class A	Shares	Class B
	Beneficially	Common	Beneficially	Common	Percent of
Name of Individual or Identity of Group	Owned(1)(2)	Stock(3)	Owned(1)	Stock(3)	Total Votes

Directors:
Donald H. Nikolaus(4)	756,412	3.8%	186,375	3.3%	3.5%
Robert S. Bolinger	20,077	—	1,450	—	—
Patricia A. Gilmartin	9,696	—	—	—	—
Philip H. Glatfelter, II	24,189	—	3,276	—	—
John J. Lyons	57,473	—	1,776	—	—
Jon M. Mahan	6,955	—	—	—	—
S. Trezevant Moore, Jr.	622	—	1,000	—	—
R. Richard Sherbahn	18,922	—	677	—	—
Richard D. Wampler, II	17,632	—	—	—	—
Executive Officers:
Cyril J. Greenya	56,119	—	820	—	—
Jeffrey D. Miller	60,868	—	582	—	—
Robert G. Shenk	75,660	—	5,450	—	—
Daniel J. Wagner	53,960	—	166	—	—
All directors and executive officers as a group (13 persons)	1,158,585	5.8%	201,572	3.6%	4.2%

(1)	Information furnished by each individual named. This table includes shares that are owned jointly, in whole or in part, with the person’s spouse, or individually by his or her spouse.

(2)	See “Executive Compensation — Outstanding Equity Awards at Fiscal Year End” for additional information as to the stock options held at December 31, 2008 by the persons named above. The totals above include stock options that are currently exercisable and exclude stock options not currently exercisable within 60 days of December 31, 2008.

(3)	Less than 1% unless otherwise indicated.

(4)	Includes 150,154 shares of Class A common stock and 3,938 shares of Class B common stock owned by a family foundation of which Mr. Nikolaus is trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires that our officers and directors, as well as persons who own 10% or more of a class of our equity securities, file reports of their ownership of our securities, as well as statements of changes in such ownership, with us and the SEC. Based upon written representations we received from our officers, directors and 10% or greater stockholders and our review of the statements of beneficial ownership changes our officers, directors and 10% or greater stockholders filed with us during 2008, we believe that all such filings required during 2008 were made on a timely basis.

OUR RELATIONSHIP WITH DONEGAL MUTUAL

Background

Donegal Mutual was organized in 1889. In the mid-1980s, Donegal Mutual, like a number of other mutual property and casualty insurance companies, recognized the need to develop additional sources of capital and surplus to remain competitive, have the capacity to expand its business and assure its long-term viability. Donegal Mutual, again like a number of other mutual property and casualty insurance companies, determined to implement a downstream holding company structure as a strategic response. Thus, in 1986, Donegal Mutual formed us as a downstream holding company, initially wholly owned by Donegal Mutual, and caused us to form an insurance company subsidiary known as Atlantic States.

As part of the implementation of the downstream holding company strategy, Donegal Mutual and Atlantic States entered into a pooling agreement in 1986. Under this pooling agreement, Donegal Mutual and Atlantic States pool substantially all of their respective premiums, losses and expenses. Each company then receives an allocation of the pooled business. The consideration to Donegal Mutual for entering into the pooling agreement was Donegal Mutual’s ownership of majority control of our Class A common stock and Class B common stock and the expectation that Donegal Mutual’s surplus would increase over time as the value of its ownership interest in us increased.

Since 1986, we have completed three public offerings. A major purpose of these offerings was to provide additional capital for Atlantic States and our other insurance subsidiaries and to fund acquisitions. As the capital of Atlantic States has increased, its underwriting capacity has increased proportionately. Thus, as originally planned in the mid-1980s, Atlantic States has had access to the capital necessary to support the growth of its direct business and increases in the amount and percentage of business it assumes from the underwriting pool with Donegal Mutual. As a result, the participation of Atlantic States in the underwriting pool has increased over the years from its initial participation of 35% in 1986 to its current participation of 80%, and the size of the underwriting pool has increased substantially.

Our insurance subsidiaries and Donegal Mutual have interrelated operations. While each company maintains its separate corporate existence, Donegal Mutual and our insurance subsidiaries conduct business together as the Donegal Insurance Group. As such, Donegal Mutual and our insurance subsidiaries have the same business philosophy, the same management, the same employees and the same facilities and offer the same types of insurance products.

The risk profiles of the business our insurance subsidiaries and Donegal Mutual write have historically been, and are expected to continue to be, substantially similar. The same executive management and underwriting personnel administers products, classes of business underwritten, pricing practices and underwriting standards of Donegal Mutual and our insurance subsidiaries.

In addition, as the Donegal Insurance Group, Donegal Mutual and our insurance subsidiaries have a combined business plan to achieve market penetration and underwriting profitability objectives. The products offered by Donegal Mutual and our insurance subsidiaries are generally complementary, thereby allowing the Donegal Insurance Group to offer a broader range of products to a given market and to expand the Donegal Insurance Group’s ability to service an entire personal lines or commercial lines account. Distinctions within the products of Donegal Mutual and our insurance subsidiaries generally relate to the specific risk profiles targeted within similar classes of business, such as preferred tier products compared to standard tier products, but not all of the standard risk gradients are allocated to one of the companies. Therefore, the underwriting profitability of the business directly written by each of Donegal Mutual and Atlantic States will vary. However, the risk characteristics of all business written directly by Donegal Mutual and Atlantic States are homogenized within the underwriting pool and each of Donegal Mutual and Atlantic States shares the underwriting results in proportion to its participation in the underwriting pool. We realize 80% of the underwriting results of the underwriting pool because of the 80% participation of Atlantic States in the underwriting pool. The business Atlantic States derives from the underwriting pool represents the predominant percentage of our total revenues.

In April 2001, we completed a recapitalization under which we effected a one-for-three reverse split of our Class B common stock, which has one vote per share, and issued two shares of our Class A common stock, which has one-tenth of a vote per share, as a stock dividend for each post-reverse split share of our Class B common stock. As a result of the reverse split and the stock dividend, each of our stockholders as of April 19, 2001 continued to own the same number of shares of our common stock, with one-third of the shares being shares of our Class B common stock and two-thirds of the shares being shares of our Class A common stock. As a result, the relative voting power or equity of our then stockholders did not change.

We completed this recapitalization because we believed a capital structure that has more than one class of publicly traded securities offered us a number of benefits. The principal benefit was our ability after the recapitalization to issue our Class A common stock or securities convertible into our Class A common stock for financing, acquisition and compensation purposes without materially adversely affecting the percentage voting power of any stockholder, including Donegal Mutual. At the time of the recapitalization, our board of directors recognized that the recapitalization tended to favor longer-term investors, including Donegal Mutual, and would discourage attempts to take us over, which our board of directors believed to be remote because Donegal Mutual has voting control of us.

We believe our relationship with Donegal Mutual provides us and our insurance subsidiaries with a number of competitive advantages, including the following:

•	facilitating our stable management, the consistent underwriting discipline of our insurance subsidiaries, external growth and long-term profitability;

•	creating operational and expense synergies from the combination of resources and integrated operations of Donegal Mutual and our insurance subsidiaries;

•	enhancing our opportunities to expand by acquisition because of the ability of Donegal Mutual to affiliate with and, over time, acquire control of other mutual insurance companies and, thereafter, demutualize them and sell them to us;

•	producing more stable and uniform underwriting results for our insurance subsidiaries over extended periods of time than we could achieve without our relationship with Donegal Mutual; and

•	providing Atlantic States with a significantly larger underwriting capacity because of the underwriting pool Donegal Mutual and Atlantic States have maintained since 1986.

The Coordinating Committee

We and Donegal Mutual have maintained a coordinating committee since our formation in 1986. The coordinating committee consists of two members of our board of directors who are not also members of Donegal Mutual’s board of directors and two members of Donegal Mutual’s board of directors who are not also members of our board of directors.

Under our by-laws and the by-laws of Donegal Mutual, any new agreement between Donegal Mutual and us and any proposed change to an existing agreement between Donegal Mutual and us must first be submitted to the coordinating committee for approval. In determining whether to approve a new agreement or a change to an existing agreement between Donegal Mutual and us, our members of the coordinating committee will not approve the new agreement or the change in an existing agreement between Donegal Mutual and us unless both of our members believe the new agreement or the change in an existing agreement between Donegal Mutual and us is fair and equitable to us and in the best interests of our stockholders. Donegal Mutual’s members of the coordinating committee will not approve the new agreement or a change in an existing agreement between Donegal Mutual and us unless both Donegal Mutual members believe the new agreement or the change in an existing agreement between Donegal Mutual and us is fair and equitable to Donegal Mutual and is in the best interests of its policyholders. If the coordinating committee unanimously approves the new agreement or the change in an existing agreement between Donegal Mutual and us, the new agreement or the change in an existing agreement is then submitted to our board of directors and to the board of directors of Donegal Mutual for their separate consideration. The new agreement or the change in an existing agreement between Donegal Mutual and us will become effective only if the coordinating committee, our board of directors and the Donegal Mutual board of directors all approve the new agreement or the change in an existing agreement between Donegal Mutual and us.

The coordinating committee also meets annually to review each existing agreement between Donegal Mutual and us or our insurance subsidiaries to determine if the terms of the existing agreements remain fair and equitable to us and our stockholders and fair and equitable to Donegal Mutual and its policyholders or if adjustments should be made. These agreements are ongoing in nature and will continue in effect throughout 2009 in the ordinary course of business.

Our members of the coordinating committee are Robert S. Bolinger and John J. Lyons. See “Item 1 — Election of Directors” for information about Messrs. Bolinger and Lyons. Donegal Mutual’s members of the coordinating committee are John E. Hiestand and Frederick W. Dreher.

Mr. Hiestand, age 70, has been a director of Donegal Mutual since 1983 and has been a self-employed provider of insurance administrative services for more than the past five years. Mr. Hiestand beneficially owns 5,239 shares of our Class A common stock and 157 shares of our Class B common stock. In 2008, Donegal Mutual paid directors fees of $34,500 in cash to Mr. Hiestand and granted him a restricted stock award of 311 shares as director compensation.

Mr. Dreher, age 68, has been a director of Donegal Mutual since 1996 and has been a partner in the law firm of Duane Morris LLP since 1971. Mr. Dreher beneficially owns 70,901 shares of our Class A common stock and 33,022 shares of our Class B common stock. In 2008, Donegal Mutual paid director fees of $32,250 in cash to Mr. Dreher and granted him a restricted stock award of 311 shares as director compensation.

Agreements Between Donegal Mutual and Us

Donegal Mutual provides the personnel for five of our six insurance subsidiaries, Atlantic States, Southern, Le Mars and the two Peninsula companies. Under the terms of an inter-company services agreement, we allocate expenses to Southern, Le Mars and Peninsula according to a time allocation and estimated usage agreement and to Atlantic States in relation to the relative participation of Donegal Mutual and Atlantic States in the underwriting pool described below. Charges for these services totalled $58,564,903 in 2008.

We lease office equipment and automobiles to Donegal Mutual. Donegal Mutual made lease payments to us of $926,690 in 2008.

Donegal Mutual and Atlantic States participate in an underwriting pool, whereby both companies cede substantially all of their business to the underwriting pool and then receive an allocation of a given percentage of the combined underwriting results of the underwriting pool. The underwriting pool excludes certain intercompany reinsurance assumed by Donegal Mutual from our insurance subsidiaries. Since March 1, 2008, Atlantic States has had an 80% participation in the results of the underwriting pool and Donegal Mutual has had a 20% participation in the results of the underwriting pool. Donegal Mutual and Atlantic States pro rate all premiums, losses, loss adjustment expenses and other underwriting expenses between themselves on the basis of their respective participation in the underwriting pool.

Donegal Mutual and Atlantic States may amend or terminate the pooling agreement at the end of any calendar year by agreement of the parties, subject to approval by the boards of directors of Donegal Mutual and Atlantic States and by the coordinating committee. Donegal Mutual and Atlantic States base the pool participation percentages on their respective relative amounts of capital and surplus, expectations of future relative amounts of capital and surplus and our ability to provide capital to Atlantic States. Our 2008 annual report to stockholders contains additional information describing the underwriting pool.

In addition to the underwriting pool and third-party reinsurance, our insurance subsidiaries have various on-going reinsurance agreements with Donegal Mutual. These agreements include:

•	catastrophe reinsurance agreements with Atlantic States, Le Mars and Southern;

•	an excess of loss reinsurance agreement with Southern;

•	a quota-share reinsurance agreement with Peninsula; and

•	a quota-share reinsurance agreement with Southern.

The intent of the catastrophe and excess of loss reinsurance agreements is to lessen the effects of a single large loss, or an accumulation of smaller losses arising from one event, to levels that are appropriate given each insurance subsidiary’s size, underwriting profile and surplus position.

Donegal Mutual and Peninsula have a quota-share reinsurance agreement that transfers to Donegal Mutual 100% of the premiums and losses related to the workers’ compensation product line of Peninsula, which provides the availability of an additional workers’ compensation tier to Donegal Mutual’s commercial accounts.

Donegal Mutual and Southern maintain a quota-share reinsurance agreement that transfers to Southern 100% of the premiums and losses related to certain personal lines products offered in Virginia by Donegal Mutual through the use of its automated policy quoting and issuance system.

Southern and Le Mars also have 100% retrocessional agreements with Donegal Mutual that provide Southern and Le Mars with the same A.M. Best rating, currently A (Excellent), as Donegal Mutual, a rating that Southern and Le Mars might not be able to achieve if these agreements were not in effect. The retrocessional agreements do not otherwise provide for pooling or reinsurance with or by Donegal Mutual and do not transfer insurance risk for accounting purposes. In addition, Donegal Mutual and we entered into a capital support agreement with Sheboygan for the purpose of maintaining its A.M. Best rating of A (Excellent).

We own 48.2% and Donegal Mutual owns 51.8% of Donegal Financial Services Corporation, or DFSC, the holding company for Province Bank FSB, or Province Bank, a federal savings bank with offices in Marietta, Columbia and Lancaster, Pennsylvania. We and Donegal Mutual conduct banking operations in the ordinary course of business with Province Bank.

Donegal Mutual and Province Bank are parties to a lease whereby Province Bank leases 3,600 square feet in one of Donegal Mutual’s buildings located in Marietta, Pennsylvania. In addition, Province Bank leases 3,000 square feet of space in a building in Lancaster, Pennsylvania from DFSC. Both leases provide for an annual rent based on an independent appraisal. Donegal Mutual and Province Bank are also parties to an administrative services agreement whereby Donegal Mutual provides various human resources services, principally payroll and employee benefits administration, administrative support, facility and equipment maintenance services and purchasing, to Province Bank, subject to the overall limitation that the costs Donegal Mutual charges may not exceed the costs of independent vendors for similar services and further subject to annual maximum cost limitations specified in the administrative services agreement.

The coordinating committee annually reviews each of the agreements and transactions described above and in January 2009 approved the terms of such agreements and transactions for 2009.

HOUSEHOLDING

We may, unless we receive contrary instructions from you, send a single copy of our annual report, proxy statement and notice of annual or special meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family.

If you would like to receive your own copies of our annual disclosure documents in future years or if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

If your shares are registered in your own name, please contact our transfer agent and inform it of your request to revoke or institute householding by calling Computershare Trust Company at (800) 317-4445 or writing to Computershare Trust Company, N.A., at P.O. Box 43069, Providence, Rhode Island 02940-3078. Within 30 days of a request, we will comply with your request.

If a bank, broker, nominee or other holder of record holds your shares, please contact your bank, broker, nominee or other holder of record directly.

ITEM 1 — ELECTION OF DIRECTORS

Introduction

The DGCL, the Pennsylvania Insurance Holding Companies Act, or the Holding Companies Act, and our by-laws govern the election of our directors by our stockholders. The following discussion summarizes these provisions and describes the process our nominating committee follows in connection with the nomination of candidates for election as directors by the holders of our Class A common stock and our Class B common stock.

Background of Our Nominating Committee

The Holding Companies Act provides that the board of directors of a Pennsylvania insurer or a company controlling a Pennsylvania insurer, which we are, shall establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer and who are not beneficial owners of a controlling interest in the voting stock of the insurer or any such entity, and that such committee or committees shall have responsibility for recommending the selection of the insurer’s independent registered public accounting firm, reviewing the insurer’s financial condition, reviewing the scope and results of the insurer’s independent audit and any internal audit, nominating candidates for election as directors by stockholders, evaluating the performance of officers deemed to be principal officers of the insurer and recommending to the insurer’s board of directors the selection and compensation of the insurer’s principal officers.

Our by-laws are consistent with the Holding Companies Act and provide that:

•	our board of directors shall annually appoint a nominating committee that shall consist of not less than two directors who are not officers or employees of us or any entity controlling, controlled by or under common control with us and who are not beneficial owners of a controlling interest in us; and

•	the nominating committee shall, prior to each annual meeting of stockholders, determine and nominate candidates for election as directors by our stockholders.

In accordance with these by-law provisions, on April 17, 2008, our board of directors appointed a nominating committee. The members are R. Richard Sherbahn and Philip H. Glatfelter, II. Neither Mr. Sherbahn nor Mr. Glatfelter is one of our executive officers named in the Summary Compensation Table or a beneficial owner of a controlling interest in us.

Nominating Procedures

Our stockholders may nominate candidates for election as directors at any annual meeting of our stockholders if the stockholder gives timely notice in writing of any such nomination in accordance with the advance notice procedures set forth in our by-laws. We describe those procedures under “Stockholder Proposals” in this proxy statement. Our nominating committee may also consider candidates for election as directors proposed by our management. We have not utilized third-party executive search firms to identify candidates for election as directors.

With the exception of applicable regulations of the SEC, the listing application standards of the NASDAQ Global Select Market, or NASDAQ, and the Holding Companies Act, our nominating committee does not have any specific, minimum qualifications for the nomination of candidates for election to our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee reviews the specific attributes of candidates for election to our board of directors and also considers the judgment, skill, diversity, business experience, the interplay of the candidate’s experience with the experience of the other members of our board of directors and the extent to which the candidate would contribute to the overall effectiveness of our board of directors.

Our nominating committee utilizes the following processes in identifying and evaluating the nomination of candidates for election as members of our board of directors:

•	Evaluation of the performance and qualifications of the members of our board of directors whose term of office expires at the forthcoming annual meeting of stockholders and a determination of whether the committee should nominate such current members for re-election.

•	Consideration of the suitability of the candidates for election, including incumbent directors.

•	Review of the qualifications of any candidates proposed by our stockholders, our management and individual members of our board of directors.

•	After such review and consideration, our nominating committee meets and proposes candidates for election at our forthcoming annual meeting of stockholders.

Actions Taken by Our Nominating Committee

Our nominating committee met on February 10, 2009 to evaluate the performance and qualifications of the members of our board of directors whose terms are expiring and to nominate candidates for election as Class B directors by our stockholders at our annual meeting. After considering the performance and qualifications of the members of our board of directors during 2008, our nominating committee nominated the persons named below. On March 11, 2009, our board of directors accepted the report of our nominating committee and approved the nomination by our nominating committee of the three persons named below as candidates for election as Class B directors.

Candidates for Election

Our board of directors currently consists of nine members. We elect each director for a three-year term and until the election of the director’s successor. The current three-year terms of our directors expire in 2009, 2010 and 2011, respectively.

We will elect three Class B directors at our annual meeting. Unless otherwise instructed, the proxies solicited by our board of directors will vote for the election of the three nominees named below. Each Class B director nominee is currently a Class B director.

If any of the nominees becomes unavailable for any reason, our board of directors will designate a substitute nominee. Our board of directors believes each nominee will be able to serve if elected. A majority of our board of directors may fill any vacancy that arises in our board of directors until the expiration of the term of the class of directors in which the vacancy occurs.

Our board of directors recommends a vote FOR the election of the three nominees for Class B directors named below.

The names of our three nominees for election as Class B directors, and our Class C directors and Class A directors who will continue in office after our annual meeting until the expiration of their respective terms and the election of their respective successors, together with certain information regarding them, are as follows:

Nominees for Election as Class B Directors

		Director	Year Term
Name	Age	Since	Will Expire*

Jon M. Mahan	39	2006	2012
Donald H. Nikolaus	66	1986	2012
Richard D. Wampler, II	67	2004	2012

*	If elected at our annual meeting.

Directors Continuing in Office

Class C Directors

		Director	Year Term
Name	Age	Since	Will Expire

S. Trezevant Moore, Jr.	55	2006	2010
R. Richard Sherbahn	79	1986	2010
John J. Lyons	69	2001	2010

Class A Directors

		Director	Year Term
Name	Age	Since	Will Expire

Robert S. Bolinger	72	1986	2011
Patricia A. Gilmartin	69	1986	2011
Philip H. Glatfelter, II	79	1986	2011

Mr. Bolinger retired in 2001 as Chairman and Chief Executive Officer of Susquehanna Bancshares, Inc., a position he held since 1982.

Mrs. Gilmartin has been an employee since 1969 of Associated Donegal Insurance Brokers, which has no affiliation with us, except that Associated Donegal Insurance Brokers receives insurance commissions in the ordinary course of business from our insurance subsidiaries and Donegal Mutual in accordance with their standard commission schedules and agency contracts. Mrs. Gilmartin has been a director of Donegal Mutual since 1979.

Mr. Glatfelter retired in 1989 as a Vice President of Meridian Bank, a position he held for more than five years prior to his retirement. Mr. Glatfelter has been a director of Donegal Mutual since 1981, was Vice Chairman of Donegal Mutual from 1991 to 2001 and has been our Chairman of the Board and Chairman of the Board of Donegal Mutual since 2001.

Mr. Lyons was President and Chief Operating Officer of Keefe Managers, LLC, a manager of private investment funds from February 1999 to June 2007 when Mr. Lyons retired. Mr. Lyons currently manages a private investment fund under the name of Keefe Ventures, LLC.

Mr. Mahan has been a Managing Director in the Investment Banking Division of Stifel Nicolaus & Company, Incorporated, or Stifel Nicolaus, and, previously, Legg Mason Wood Walker, Incorporated, prior to the acquisition of the Legg Mason Capital Markets Division by Stifel Nicolaus on December 1, 2005. Mr. Mahan joined Legg Mason in 1996 and served as a principal from 2001 to 2004.

Mr. Moore served as a consultant from May 2008 to November 2008 to a medical malpractice insurance company. Mr. Moore is currently self-employed. Mr. Moore was President and Chief Executive Officer of Luminent Mortgage Capital, Inc., or Luminent, from May 2007 to May 2008 and was President and Chief Operating Officer of Luminent from March 2005 to May 2007. From 2000 to 2005, Mr. Moore was Executive Vice President, Capital Markets, of Radian Guaranty, Inc.

Mr. Nikolaus has been President and Chief Executive Officer of Donegal Mutual since 1981 and a director of Donegal Mutual since 1972. He has been our President and Chief Executive Officer since 1986. Mr. Nikolaus also serves as the Chairman and Chief Executive Officer of Province Bank and as Chairman or President of each of our insurance subsidiaries. Mr. Nikolaus has been a partner in the law firm of Nikolaus & Hohenadel since 1972.

Mr. Sherbahn has owned and operated Sherbahn Associates, Inc., a life insurance and financial planning firm, since 1974. Mr. Sherbahn has been a director of Donegal Mutual since 1967.

Mr. Wampler is a certified public accountant and is a retired principal of the accounting firm of Brown Schultz Sheridan & Fritz, a position held from October 1, 1998 to June 30, 2005. For 28 years prior thereto, he was a partner in the accounting firm of KPMG LLP.

Of our nine directors, five (Messrs. Bolinger, Lyons, Mahan, Moore and Wampler) are independent.

Corporate Governance

Because Donegal Mutual owns more than 50% of our voting power, NASDAQ regulations treat us as a “controlled company.” Therefore, we are not required to comply with the following NASDAQ requirements:

•	a majority of the members of our board of directors must consist of persons who are independent;

•	our compensation and nominating committees must consist solely of independent directors;

•	the compensation of our executive officers must be determined by a majority of our independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees that are selected or recommended for selection by our board of directors, must be recommended by either a majority of our independent directors or a nominating committee comprised solely of independent directors.

However, as a voluntary commitment to sound corporate governance principles, our board of directors and the committees of our board of directors satisfy all of the above NASDAQ criteria.

Our Board of Directors and Its Committees

Our board of directors met nine times in 2008. Our board of directors has an executive committee, an audit committee, a nominating committee, a compensation committee and, together with Donegal Mutual, a coordinating committee.

Executive Committee

Our executive committee met 12 times in 2008.  Messrs. Nikolaus, Sherbahn and Glatfelter are the members of our executive committee. Our executive committee has the authority to take all action that can be taken by our full board of directors, consistent with Delaware law, between meetings of our board of directors.

Audit Committee

Our audit committee, which consists of Messrs. Bolinger, Lyons and Wampler, met 10 times in 2008. Each member of our audit committee satisfies the independence requirements of the SEC. Consistent with applicable provisions of the Holding Companies Act and the Sarbanes-Oxley Act of 2002, our audit committee has responsibility for:

•	selecting our independent registered public accounting firm;

•	reviewing the scope and results of our audit by our independent registered public accounting firm;

•	reviewing related party transactions; and

•	reviewing the adequacy of our accounting, financial, internal and operating controls.

Our audit committee operates pursuant to a written charter, the full text of which may be viewed on our website at http://www.donegalgroup.com. Our audit committee reviews its charter annually.

Nominating Committee

Our nominating committee, the members of which are Messrs. Sherbahn and Glatfelter, met once in 2008.

Our by-laws are consistent with the Holding Companies Act and provide that our nominating committee has responsibility for:

•	identifying individuals believed to be qualified to become members of our board of directors and recommending to our board of directors nominees to stand for election as directors;

•	identifying members of our board of directors qualified to serve on the various committees of our board of directors;

•	evaluating the procedures and processes by which the committees of our board of directors conduct a self-evaluation of their performance; and

•	providing our board of directors of an annual performance evaluation of our nominating committee.

Our nominating committee operates pursuant to a written charter, the full text of which may be viewed on our website at http://www.donegalgroup.com. Our nominating committee reviews its charter annually.

Compensation Committee

Our compensation committee consists of Messrs. Sherbahn and Glatfelter and met four times in 2008. The compensation committee of Donegal Mutual consists of Messrs. Sherbahn, Glatfelter and Dreher. Because our employees are employees of Donegal Mutual for reasons of efficiency and cost savings and because our insurance subsidiaries are members of the Donegal Insurance Group, our compensation committee and the compensation committee of Donegal Mutual conduct joint meetings followed by a meeting which only the members of our compensation committee attend and make compensation determinations with respect to our executive officers and other employees.

Our by-laws are consistent with the Holding Companies Act and provide that our compensation committee has responsibility for:

•	reviewing annually the compensation of our executive officers;

•	making annual compensation recommendations to our board of directors for all of our officers;

•	determining the employees who participate in our employee stock option plans and providing recommendations to our board of directors as to individual stock option grants; and

•	generally overseeing our employee benefit plans.

Our compensation committee operates pursuant to a written charter, the full text of which may be viewed on our website at http://www.donegalgroup.com. Our compensation committee reviews its charter annually.

See “Executive Compensation — Compensation Discussion and Analysis” for further information.

Compensation Committee Interlocks and Insider Participation

No members of our compensation committee are former or current officers of us, or have other interlocking relationships, as defined by the SEC.

DIRECTOR — STOCKHOLDER COMMUNICATIONS

Our stockholders may communicate with our board of directors through our corporate secretary. Stockholders who wish to communicate with any of our directors may do so by sending their communication in writing addressed to a particular director, or in the alternative, to “Non-Management Directors” as a group, to the attention of our corporate secretary, Sheri O. Smith, at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547. We will promptly forward all such communications that our corporate secretary receives to the addressee or addressees set forth in the communication.

We encourage our directors to attend our annual meetings of stockholders because we believe director attendance at our annual meetings provides our stockholders with an opportunity to communicate with the members of our board of directors. All of our directors attended our annual meeting of stockholders in 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our compensation committee oversees our compensation and benefit plans and policies and our compensation levels, including reviewing and approving equity awards to our executive officers, and reviews and recommends annually for approval by our board of directors all compensation decisions relating to our executive officers.

Our compensation committee determined that the primary objectives of our compensation programs for our executive officers are to:

•	attract and retain talented and dedicated executive officers who contribute to our growth, development and profitability and to encourage their retention;

•	motivate our executive officers to achieve our strategic business objectives and to reward them when they achieve those objectives; and

•	provide long-term compensation to our executive officers that rewards them for sustained financial and operating performance and leadership excellence.

To achieve these objectives, we compensate our executive officers through a combination of base salary, annual cash bonuses and long-term equity compensation.

Our compensation committee’s charter reflects these responsibilities, and our compensation committee reviews its charter annually.

Our Compensation Philosophy and Objectives

The most significant component of the compensation policy our compensation committee administers is that a substantial portion of the aggregate annual compensation of our named executive officers should be based on the annual underwriting results and premium growth of our insurance subsidiaries and our return on equity. Our compensation committee also evaluates the achievement of our other corporate objectives and the contribution of each named executive officer to those achievements.

We rely on our discretionary judgment in making compensation decisions after reviewing our performance and the performance of our executives based on financial and operational objectives. We do not retain the services of a compensation consultant. None of our named executive officers has an employment, severance or change-of-control agreement.

For a number of years, we have maintained a cash incentive compensation program for our officers, including our named executive officers. Under this program, a formula-based percentage of the underwriting profit of our insurance subsidiaries is available for allocation for bonuses for our officers, including our named executive officers. The factors affecting the allocation include the underwriting profit and premium growth of our insurance subsidiaries and our return on equity. Our compensation committee does not assign specific weights to these factors. For the five years ended December 31, 2008, the incentive bonus pool we have paid to our officers, including our named executive officers, has averaged 64% of the maximum amount that the plan permits us to allocate.

The Compensation of Our Officers

Our officers, all of whom are also officers of Donegal Mutual, receive the following compensation:

•	Base Salary. We establish the base salaries of our officers, including our named executive officers, based on the scope of their responsibilities and the recommendation of our chief executive officer to our compensation committee for other than his own compensation. Our compensation committee reviews the base salaries of our named executive officers annually, including our chief executive officer, and recommends adjustments to base salaries annually after taking into account individual responsibilities, performance, length of service, current salary, experience and compensation history as well as our results of operations.

•	Annual Cash Bonus. Our officers, including our named executive officers, receive annual cash bonuses based primarily on underwriting results with the allocations of these results determined by various factors, including premium growth, underwriting profitability and return on equity among other factors. We determine the maximum aggregate amount available annually for our officers by formula. Our compensation committee then recommends to our board of directors the percentage of the maximum amount we should allocate among our officers, including our named executive officers, on a discretionary basis. Our chief executive officer submits recommended bonuses for our officers, including our named executive officers other than himself, to our compensation committee. Our compensation committee reviews our chief executive officer’s compensation recommendations and then recommends the annual bonuses for all of our executive officers to our board of directors. We pay the cash bonuses recommended by our compensation committee and approved by our board of directors in a single payment.

•	Long-Term Equity Incentives. We believe that we can maximize our long-term performance best if the compensation of our officers is significantly tied to our long-term performance. We design our long-term equity compensation plans to provide all members of our management, including our named executive officers, with equity incentives to foster the alignment their interests with the interests of our stockholders.

The primary form of equity compensation that we have historically awarded to our officers, including our named executive officers, is stock options. Our compensation committee receives preliminary recommendations for periodic stock option grants from our chief executive officer for our officers other than himself. Our compensation committee then reviews his recommendations and recommends stock option grants for all of our officers, including our chief executive officer, to our board of directors for approval.

Our stock option plans authorize us to grant options to purchase shares of our Class A common stock to our employees, officers and directors. We have consistently followed the practice of granting stock options to purchase our Class A common stock at an exercise price that is in excess of the closing price of our Class A common stock on NASDAQ on the date we grant the stock options.

The Operation of Our Compensation Process

Our compensation committee recommends all compensation and equity awards to our executive officers for final discretionary action by our board of directors. Our compensation committee, in recommending the annual compensation of our officers, including our named executive officers, subject to the ultimate approval of our board of directors, reviews the performance and compensation of our officers. In assessing the performance of our named executive officers in light of the objectives our board of directors establishes, our compensation committee reviews specific achievements associated with attainment of the objectives, the degree of difficulty of the objectives and the extent to which significant unforeseen obstacles or favorable circumstances affected their performance.

Our compensation committee recommends to our board of directors the base salaries, annual aggregate bonus pool amount and individual allocations and stock option grants to the members of our management. As part of its oversight of the compensation of our named executive officers, our compensation committee recommended the following compensation adjustments for 2008 for our named executive officers:

•	increases in base salaries of our named executive officers in 2008 that averaged 2.0% which our compensation committee considered an adjustment consistent with published information about annual base salary increases in the property and casualty insurance industry in the United States in 2008 and prevailing adverse economic conditions; and

•	due to the decrease in underwriting profitability in 2008, the individual allocations to our named executives decreased. The decreases were based on factors including premium growth, underwriting profitability and return on equity. Our compensation committee regarded the individual allocations to our executive officers as appropriate recognition of the underwriting profitability, our return on equity and our growth of our insurance subsidiaries in 2008.

Tax Matters

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally does not allow us a deduction for federal income tax purposes to the extent that we pay annual compensation to any of our executive officers named in the Summary Compensation Table in this proxy statement that is in excess of $1 million. However, compensation paid to such an executive officer that is paid pursuant to a performance-based plan is generally not subject to the Section 162(m) limitation. Although our compensation committee is aware of the Section 162(m) limitation, our compensation committee believes that it is equally important to maintain flexibility and the competitive effectiveness of the compensation of our named executive officers. Our compensation committee may, therefore, from time to time, authorize compensation that is not deductible for federal income tax purposes if our compensation committee believes it is in our best interests and the best interests of our stockholders to do so.

Summary Compensation Table

The following table shows the compensation we paid during 2006, 2007 and 2008 for services rendered in all capacities to our chief executive officer, our chief financial officer and our three other most highly compensated executive officers. We refer to these persons, who are named in the table below, as our named executive officers. We do not have employment agreements with any of our named executive officers, nor do we provide any of them with restricted stock awards, non-equity incentive plan compensation, deferred compensation or pension benefits.

Based on the compensation paid to our named executive officers in 2008, their salaries accounted for 48% of their total compensation in 2008 and their performance-based bonuses accounted for 22% of their total compensation in 2008.

						All
						Other
				Stock	Option	Compen-
				Awards	Awards	sation	Total
Name and Principal Position	Year	Salary($)	Bonus($)	($)	($)(1)	($)(2)	($)

Donald H. Nikolaus,	2008	555,000	360,000	5,340	360,500	49,139	1,329,979
President and Chief	2007	555,000	840,000	6,092	—	52,038	1,453,130
Executive Officer	2006	535,000	970,000	5,415	293,155	46,668	1,850,238
Cyril J. Greenya,	2008	180,000	58,000	5,340	82,400	42,538	368,278
Senior Vice President and	2007	174,000	125,000	6,092	—	42,603	347,695
Chief Underwriting Officer	2006	162,000	138,000	—	43,007	16,860	359,867
Jeffrey D. Miller,	2008	187,000	62,000	—	92,700	10,932	352,632
Senior Vice President and	2007	177,000	132,000	—	—	10,098	319,098
Chief Financial Officer	2006	162,000	145,000	—	43,007	9,244	359,251
Robert G. Shenk,	2008	229,000	58,000	—	82,400	12,887	382,287
Senior Vice President,	2007	223,000	125,000	—	—	11,866	359,866
Claims	2006	214,000	138,000	—	50,255	11,427	413,682
Daniel J. Wagner,	2008	180,000	58,000	—	82,400	11,147	331,547
Senior Vice President	2007	174,000	125,000	—	—	10,126	309,126
and Treasurer	2006	162,000	138,000	—	43,007	9,244	352,251

(1)	Option awards are shown at an estimated grant date fair value, which we obtained by using an option pricing model. Further, the options are subject to a vesting schedule, and the estimated value obtained from the option pricing model does not represent actual value based upon trading prices of our Class A common stock at the grant date. See Note 14 to our consolidated financial statements included in our 2008 annual report to stockholders for information on the accounting treatment and calculation of the grant date fair value of these stock options.

(2)	In the case of Mr. Nikolaus, the total shown includes directors and committee meeting fees of $32,750 and a matching 401(k) plan contribution of $11,207 paid during 2008. In the case of Messrs. Shenk, Miller and Wagner, the total shown includes a matching 401(k) plan contribution of $10,653, $10,513 and $10,544, respectively, paid during 2008. In the case of Mr. Greenya, the total shown includes directors fees of $30,500 and a matching 401(k) plan contribution of $9,885 paid during 2008.

Grants of Plan-Based Awards

Our compensation committee recommended to our board of directors, and our board of directors approved, the following stock option grants to our named executive officers during 2008:

2008 Grants of Plan-Based Awards

			All Other
			Stock Option
			Awards:	Exercise		Grant Date
			Number of	or Base	Closing	Fair Value
			Securities	Price of	Price on	of Stock
			Underlying	Option	Grant	and Option
	Grant	Approval	Options	Awards	Date	Awards
Name	Date	Date	(#)	($/Sh)	($/Sh)	($)(1)

Donald H. Nikolaus(2)	7/17/2008	7/17/2008	175,000	17.50	17.10	360,500
Cyril J. Greenya(3)	7/17/2008	7/17/2008	40,000	17.50	17.10	82,400
Jeffrey D. Miller(4)	7/17/2008	7/17/2008	45,000	17.50	17.10	92,700
Robert G. Shenk(5)	7/17/2008	7/17/2008	40,000	17.50	17.10	82,400
Daniel J. Wagner(6)	7/17/2008	7/17/2008	40,000	17.50	17.10	82,400

(1)	Based on the Black-Scholes options pricing model, we used the following assumptions in calculating the grant date present value:

•	Stock volatility — 20.6%.

•	Stock dividend yield — 2.46%.

•	Length of option term — 3 years.

•	Annualized risk-free interest rate — 2.3%.

(2)	During 2008, we granted Mr. Nikolaus a non-qualified option to purchase 175,000 shares of our Class A common stock at an exercise price of $17.50 per share. These options vest in three equal installments on March 1, 2009, March 1, 2010 and March 1, 2011, respectively.

(3)	During 2008, we granted Mr. Greenya a non-qualified option to purchase 40,000 shares of our Class A common stock at an exercise price of $17.50 per share. These options vest in three equal installments on March 1, 2009, March 1, 2010 and March 1, 2011, respectively.

(4)	During 2008, we granted Mr. Miller a non-qualified option to purchase 45,000 shares of our Class A common stock at an exercise price of $17.50 per share. These options vest in three equal installments on March 1, 2009, March 1, 2010 and March 1, 2011, respectively.

(5)	During 2008, we granted Mr. Shenk a non-qualified option to purchase 40,000 shares of our Class A common stock at an exercise price of $17.50 per share. These options vest in three equal installments on March 1, 2009, March 1, 2010 and March 1, 2011, respectively.

(6)	During 2008, we granted Mr. Wagner a non-qualified option to purchase 40,000 shares of our Class A common stock at an exercise price of $17.50 per share. These options vest in three equal installments on March 1, 2009, March 1, 2010 and March 1, 2011, respectively.

Stock Incentive Plans

We have an equity incentive plan for employees and an equity incentive plan for our directors. Under these plans, our board of directors, upon the recommendation of our compensation committee, may grant options to purchase our Class A common stock and, in the case of our directors, restricted stock awards as well as stock options. Grants under the plans can take the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock units and other stock-based awards. With the exception of an annual fixed restricted stock award to our directors, all of our incentive compensation grants have been stock options.

The purpose of the plans is to provide long-term incentive awards to our employees and directors as a means to attract, motivate, retain and reward talented persons.

As of December 31, 2008, we had reserved 2,275,000 shares of our Class A common stock for grants under our equity incentive plan for employees and 288,835 shares of our Class A common stock for grants under our equity incentive plan for directors. If shares covered by an option cease to be issuable for any reason, we may again grant options to purchase those shares.

Our board of directors may adjust the number and kind of shares available for grants and options under our plans and the exercise price of outstanding options in the event of a merger, consolidation, reorganization, stock split, stock dividend or other event affecting the number of outstanding shares of our common stock. Unless otherwise provided in individual option agreements, unvested options do not automatically accelerate in the event of a business combination or in the event of the sale of all or substantially all of our assets.

Our board of directors, upon the recommendation of our compensation committee, has:

•	the authority to determine the persons eligible to be granted options, the number of shares subject to each option, the exercise price of each option, the vesting schedule, the circumstances in which the vesting of options is accelerated and any extension of the period for exercise; and

•	full discretionary authority to determine any matter relating to options granted under our plans.

Our board of directors has the authority to suspend, amend or terminate our plans, except as would adversely affect the rights of persons holding outstanding awards without the consent of such persons.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by our named executive officers at December 31, 2008:

	Option Awards				Stock Awards
	Number of Securities				Number of	Market Value
	Underlying				Shares or	of Shares or
	Unexercised Options		Option		Units of Stock	Units of Stock
	(#)	(#)	Exercise	Option	That Have Not	That Have Not
Name	Exercisable	Unexercisable	Price ($)	Expiration Date	Vested (#)	Vested ($)

Donald H. Nikolaus	233,333	—	15.75	7/21/2010	311	5,215
	116,667	58,333	21.00	10/19/2011
	—	175,000	17.50	7/17/2013
Cyril J. Greenya	33,333	—	15.75	7/21/2010	311	5,215
	20,000	10,000	21.00	10/19/2011
	—	40,000	17.50	7/17/2013
Jeffrey D. Miller	33,333	—	15.75	7/21/2010	—	—
	20,000	10,000	21.00	10/19/2011
	—	45,000	17.50	7/17/2013
Robert G. Shenk	33,333	—	15.75	7/21/2010	—	—
	20,000	10,000	21.00	10/19/2011
	—	40,000	17.50	7/17/2013
Daniel J. Wagner	33,333	—	15.75	7/21/2010	—	—
	20,000	10,000	21.00	10/19/2011
	—	40,000	17.50	7/17/2013

Option Exercises and Stock Vested

The following table summarizes stock options exercised by our named executive officers and, in the case of our named executive officers who are also directors, restricted stock awards vested, during 2008:

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	on Vesting ($)(1)

Donald H. Nikolaus	116,667	1,220,504	311	5,215
Cyril J. Greenya	—	—	311	5,215
Jeffrey D. Miller	—	—	—	—
Robert G. Shenk	—	—	—	—
Daniel J. Wagner	—	—	—	—

(1)	Value realized is based upon the closing price of our common stock on NASDAQ on the date of exercise or vesting minus the exercise price of the option awards.

Pension Benefits

None of our named executive officers participated in or had an account balance in qualified or non-qualified defined benefit plans that we sponsored in 2006, 2007 or 2008, and none is contemplated for 2009.

Non-Qualified Deferred Compensation

None of our named executive officers participated in or had account balances in non-qualified deferred compensation plans or other deferred compensation plans that we maintained in 2006, 2007 or 2008, and none is contemplated for 2009.

Director Compensation

Our directors and the directors of Donegal Mutual received an annual retainer of $30,000 in 2008. Members of the committees of our board of directors and of the board of directors of Donegal Mutual received a fee of $250 for each committee meeting attended in 2008, with the exception of meetings of the audit committees. Members of the audit committees received a fee of $500 for each meeting attended in 2008. A person who serves on our board of directors as well as the board of directors of Donegal Mutual receives only one annual retainer. Since March 1, 2008, we have allocated 20% of that retainer to Donegal Mutual and 80% to us.

Under our equity incentive plan for directors, each of our directors and each director of Donegal Mutual who is not also one of our directors receives an annual restricted stock award of 311 shares of our Class A common stock as of the first business day of each year, provided the director served as a member of our board of directors or the board of directors of Donegal Mutual during any portion of the preceding calendar year. Each of our directors and each of the directors of Donegal Mutual is also eligible to receive non-qualified options to purchase shares of our Class A common stock in an amount determined by our board of directors from time to time. Donegal Mutual reimburses us for the options and restricted stock awards granted to those directors of Donegal Mutual who are not also members of our board of directors.

The following table sets forth a summary of the compensation we paid to our non-officer directors during 2008.

	Fees Earned	Stock	Option
Name	or Paid in Cash ($)	Awards ($)	Awards ($)	Total ($)

Robert S. Bolinger	38,250	5,215	15,450	58,915
Patricia A. Gilmartin	31,000	5,215	15,450	51,665
Philip H. Glatfelter, II	78,708	5,215	15,450	99,373
John J. Lyons	37,750	5,215	15,450	58,415
John M. Mahan	32,000	5,215	15,450	52,665
S. Trezevant Moore, Jr.	31,000	5,215	15,450	51,665
R. Richard Sherbahn	34,000	5,215	15,450	54,665
Richard D. Wampler, II	37,500	5,215	15,450	58,165

Related Person Transactions

We have adopted a policy formalizing the manner in which we deal with a proposed transaction between us and a related person other than Donegal Mutual because we recognize that related person transactions present a heightened risk of a conflict of interest and can create the appearance of a conflict of interest. Under our policy, all proposed related person transactions must receive the prior approval of our audit committee before we can enter into the transaction, and, if the transaction continues for more than one year, the continuation must be approved annually by our audit committee. Our transactions with Donegal Mutual require the prior approval of the coordinating committee. See “Our Relationship with Donegal Mutual — The Coordinating Committee.”

Donald H. Nikolaus, our President and a director of us and the President and a director of Donegal Mutual, is also a partner in the law firm of Nikolaus & Hohenadel. Such firm has served as general counsel to Donegal Mutual since 1970 and to us since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York counties of Pennsylvania. We pay such firm its customary fees for such services. Those fees were $372,926 in 2007 and $369,372 in 2008.

Patricia A. Gilmartin, a director of us and a director of Donegal Mutual, is an employee of Associated Donegal Insurance Brokers, which has no affiliation with us except that Associated Donegal Insurance Brokers receives insurance commissions in the ordinary course of business from our insurance subsidiaries and Donegal Mutual in accordance with their standard commission schedules and agency contracts.

Frederick W. Dreher, a director of Donegal Mutual, is a partner in the law firm of Duane Morris LLP, which represents us and Donegal Mutual in certain legal matters. We pay such firm its customary fees for such services. Those fees were $1,013,913 in 2007 and $1,226,249 in 2008.

Four of our nine directors are affiliated with Donegal Mutual, our majority stockholder, with whom we have a variety of inter-company agreements providing for, among other things, the pooling of underwriting results, reinsurance and expense sharing. See “Stock Ownership — Our Relationship with Donegal Mutual.”

Limitation of Liability and Indemnification

Our certificate of incorporation includes a provision that limits, to the maximum extent permitted by Delaware law, the liability of our directors and officers to us and to our stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

This limitation does not, however, apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding.

Our certificate of incorporation and by-laws obligate us, to the maximum extent permitted by Delaware law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers, or, while one of our directors or officers, is or was serving, at our request, as a director or officer of another entity. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to our officers and directors pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in such laws and is unenforceable.

In addition, our certificate of incorporation and by-laws permit us, at our expense, to purchase and maintain insurance to protect us and any director, officer or employee against any liability of any character asserted against or incurred by us or any such director, officer or employee, or arising out of any such person’s corporate status, whether or not we would have the power to indemnify such person against such liability under Delaware law. We also have and intend to maintain directors’ and officers’ liability insurance.

Evaluation of Executive Performance in 2008 and Executive Compensation

Our compensation committee does not restrict its evaluation of the performance of our named executive officers to predetermined formulas or a limited set of criteria. Our compensation committee considered our progress during 2008 in achieving the short-term and long-term objectives described below:

•	our continued achievement of underwriting results superior to the underwriting results of other property and casualty insurance companies on a long-term basis;

•	our achievement of a compound rate of revenue growth in excess of 6.5% over a five-year period;

•	our status in being named as one of Ward’s top 50 performing insurance companies over a five-year period for the fourth straight year;

•	our continued geographic expansion;

•	our development of automated underwriting and policy issuance software that enables us to compete with the national carriers;

•	Donegal Mutual’s completion of the conversion of Sheboygan Mutual Insurance Company into a stock insurance company and our acquisition of that stock insurance company on December 1, 2008;

•	enhancing our personnel and their skills; and

•	our realization of operational and expense synergies on a continuing basis.

On an overall basis, our compensation committee believes that our progress in the achievement of these objectives met or exceeded the targets established for these objectives at the start of 2008 with emphasis given to our underwriting profit of $9.7 million in 2008. This underwriting profit was the basis of the decisions made by our compensation committee at its meetings in December 2008 and February 2009 with respect to adjustments to base salary and the allocation of our annual cash bonuses for our named executive officers.

Our philosophy and that of our compensation committee is founded on performance and profitability, so that the major portion of the compensation of our named executive officers arises from annual bonuses and stock options that will have their greatest value only when our performance and profitability is at a high level. The compensation recommendations of our compensation committee to our board of directors and the compensation determinations of our board of directors as to each of our named executive officers is discussed below and were based on the policies and procedures described earlier in this proxy statement and the factors and criteria described below. The specific compensation decisions made for each of our named executive officers in 2008 reflect our strong financial and operational performance in 2008.

Our President and Chief Executive Officer

Base Salary.  Mr. Nikolaus received a base salary of $555,000 in 2008 and 2007. We did not increase the base salary of Mr. Nikolaus at his request and also because Mr. Nikolaus prefers that a substantial portion of his compensation be performance-based.

Annual Cash Bonus.  Mr. Nikolaus received a bonus of $360,000 in respect of 2008 and a bonus of $840,000 in respect of 2007, which represent allocations from our formula-based bonus plan tied to our underwriting profitability and a subjective analysis of the performance of Mr. Nikolaus in 2007 and 2008. The principal subjective factors in determining the allocations to Mr. Nikolaus were the leadership he provides us, his achievement of our objectives in 2007 and 2008 and our overall financial, strategic and operational performance in 2007 and 2008. Mr. Nikolaus received a 39% and 40% allocation from the bonus pool in 2008 and 2007, respectively.

Our Senior Vice President and Chief Financial Officer

Base Salary.  Mr. Miller received a base salary of $187,000 in 2008 compared to a base salary of $177,000 in 2007. The 5.6% increase reflected Mr. Miller’s successful performance of his responsibilities as our chief financial offer and a cost-of-living adjustment. The principal reason for the increase was Mr. Miller’s meeting of objective and subjective performance criteria we established plus our continuing record of strong financial performance.

Annual Cash Bonus.  Mr. Miller received a bonus of $62,000 in respect of 2008 and a bonus of $132,000 in respect of 2007. This 53% decrease in his 2008 bonus was principally the result of our reduced underwriting profitability. The bonus reflected Mr. Miller’s effective oversight of our financial reporting and our systems of internal control.

Our Senior Vice President of Claims

Base Salary.  Mr. Shenk received a base salary of $229,000 in 2008 compared to $223,000 in 2007. The 2.7% increase represented a cost-of-living adjustment.

Annual Cash Bonus.  Mr. Shenk received a bonus of $58,000 in respect of 2008 and a bonus of $125,000 in respect of 2007. This 54% decrease in his 2008 bonus was principally the result of our reduced underwriting profitability. The bonus reflected our substantially lower than industry average combined ratio and Mr. Shenk’s leadership in maintaining the quality and promptness of our claims service.

Our Senior Vice President and Chief Underwriting Officer

Base Salary.  Mr. Greenya received a base salary of $180,000 in 2008 compared to a base salary of $174,000 in 2007. This 3.4% increase reflected a cost-of-living adjustment.

Annual Cash Bonus.  Mr. Greenya received a bonus of $58,000 in respect of 2008 and a bonus of $125,000 in respect of 2007. This 54% decrease in his 2008 bonus was principally the result of our reduced underwriting profitability. The bonus reflected Mr. Greenya’s effective oversight of our underwriting operations and his participation in negotiating cost-effective renewals of our reinsurance.

Our Senior Vice President and Treasurer

Base Salary.  Mr. Wagner received a base salary of $180,000 in 2008 compared to a base salary of $174,000 in 2007. This 3.4% increase reflected a cost-of-living adjustment.

Annual Cash Bonus.  Mr. Wagner received a bonus of $58,000 in respect of 2008 and a bonus of $125,000 in respect of 2007. This 54% decrease in his 2008 bonus was principally the result of our reduced underwriting profitability. The bonus reflected Mr. Wagner’s effective supervision of our billing, cash management and treasury functions.

Report of Our Compensation Committee

The following report of our compensation committee does not constitute proxy solicitation material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this compensation committee report by reference therein.

Our compensation committee held a joint meeting with the compensation committee of the board of directors of Donegal Mutual. The compensation committees reviewed and discussed the compensation discussion and analysis that appears under the caption “Executive Compensation” with management.

Based on the review and discussion by our compensation committee with management and the joint meeting with the members of the compensation committee of Donegal Mutual, the members of our compensation committee then held a meeting at which they recommended to our board of directors that our board of directors approve the inclusion of the compensation discussion and analysis set forth in this proxy statement under the caption “Executive Compensation” for filing with the SEC and the incorporation by reference of such compensation discussion and analysis in our annual report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

MEMBERS OF THE COMPENSATION COMMITTEES
OF DONEGAL GROUP INC. AND DONEGAL
MUTUAL INSURANCE COMPANY

Philip H. Glatfelter, II
R. Richard Sherbahn
Frederick W. Dreher

March 11, 2009

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans:

Number of Securities
(by Class) Remaining
	Number of Securities				Available for Future
	(by Class) to be Issued		Weighted-Average		Issuance Under Equity
	Upon Exercise of		Exercise Price of		Compensation Plans
	Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan category	Warrants and Rights		Warrants and Rights		Reflected in Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by	3,422,432	(Class A)	$17.98	(ClassA)	2,563,835	(Class A)
securityholders	—	(Class B)	—	(Class B)	—	(Class B)
Equity compensation plans not approved by securityholders	—		—		—

Total	3,422,432		$17.98		2,563,835

AUDIT AND NON-AUDIT FEES

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accounting firm for the purpose of preparing and issuing an audit report or related work. Our audit committee also pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our audit committee delegates to our audit committee chairman pre-approval authority for non-audit services up to $25,000 subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with KPMG LLP the following fees for services rendered for our 2008 fiscal year and considered the compatibility of non-audit services with KPMG LLP’s independence.

Audit Fees.  The fees of KPMG LLP, our independent registered public accounting firm, in the aggregate for the fiscal years ended December 31, 2007 and 2008 were $680,000 and $715,000, respectively, in connection with (i) the audit of our annual consolidated and statutory financial statements for those fiscal years, (ii) the reviews of our consolidated financial statements included in our Form 10-Q quarterly reports and (iii) services performed in connection with filings of registration statements and offerings.

Audit-Related Fees.  We paid audit-related fees of $10,000 and $-0-, respectively, to KPMG LLP during 2007 and 2008 for SEC and general accounting matters.

Tax Fees.  We did not pay any tax fees to KPMG LLP during 2007 or 2008.

All Other Fees.  KPMG LLP’s aggregate fees for other services during our fiscal years ended December 31, 2007 and 2008 were $61,000 and $63,500, respectively.

Report of Our Audit Committee

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

Our audit committee performs its responsibilities in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of our audit committee members satisfies the independence requirements of Exchange Act Rule 10A-3 and complies with the financial literacy requirements thereof. Our board of directors has determined that all three members of our audit committee, Messrs. Bolinger, Lyons and Wampler, satisfy the financial expertise requirements and have the requisite experience as defined by the SEC’s rules. Our audit committee operates pursuant to a written charter, the full text of which may be viewed on our website at http://www.donegalgroup.com. Our audit committee reviews and reassesses the adequacy of its charter on an annual basis.

The charter of our audit committee specifies that the purpose of our audit committee is to assist our board of directors in:

•	the oversight of our accounting and financial reporting processes and the audits of our financial statements;

•	the preparation of the annual report of our audit committee required by the disclosure rules of the SEC;

•	the oversight of the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the retention of our independent registered public accounting firm;

•	the adequacy of our systems of internal controls; and

•	the performance of our independent registered public accounting firm and of our internal audit function.

In carrying out these responsibilities, our audit committee, among other things:

•	monitors preparation of quarterly and annual financial reports by our management;

•	supervises the relationship between us and our independent registered public accounting firm, including having direct responsibility for its appointment, compensation and retention, reviewing the scope of its audit services, approving audit and non-audit services and confirming the independence of our independent registered public accounting firm; and

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of our policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of our internal audit program.

Our audit committee met 10 times during 2008. Our audit committee schedules its meetings in order to have sufficient time to devote appropriate attention to all of its responsibilities. When it deems it appropriate, our audit committee holds meetings with our independent registered public accounting firm and with our internal auditors in executive sessions at which our management is not present.

As part of its oversight of our financial reporting process, our audit committee reviews all annual and quarterly financial statements and discusses them with our independent registered public accounting firm and with management prior to the issuance of the statements. During 2008, management and our independent registered public accounting firm advised our audit committee that each of these financial statements had been prepared in accordance with generally accepted accounting principles, and they reviewed significant accounting and disclosure issues with our audit committee. These reviews included discussion with our independent registered public accounting firm as to the matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (The Auditor’s Communication With Those Charged With Governance), including the accounting principles we employ, the reasonableness of significant judgments made by management and the adequacy of the disclosures in our financial statements. Our audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with our audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Our audit committee also reviewed methods of enhancing the effectiveness of our internal and disclosure control systems. Our audit committee, as part of this process, analyzed steps taken to implement recommended improvements in our internal control procedures.

Based on our audit committee’s reviews and discussions as described above, the members of our audit committee recommended to our board of directors that our board of directors approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Submitted by:

Audit Committee

Robert S. Bolinger
John J. Lyons
Richard D. Wampler, II

March 11, 2009

ITEM 2 — RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

Our audit committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009. We are asking our stockholders to ratify our audit committee’s selection of KPMG LLP as our independent registered public accounting firm for 2009. Although ratification is not required by our by-laws or otherwise, we are submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice.

Representatives of KPMG LLP will be present at our annual meeting to respond to appropriate questions and to make such statements as they may desire.

Our board of directors recommends that our stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009.

In the event our stockholders do not ratify the appointment, our audit committee and our board of directors will reconsider the appointment. Even if our stockholders ratify the appointment, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our proxy statement for our 2010 annual meeting of stockholders must deliver such proposal in writing to our corporate secretary at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547, not later than November 16, 2009.

Pursuant to Section 2.3 of our by-laws, if a stockholder wishes to present at our 2010 annual meeting of stockholders (i) nominations of persons for election to our board of directors or (ii) an item of business to be transacted by our stockholders otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, the stockholder must comply with the provisions relating to stockholder proposals set forth in our by-laws, which are summarized below. Written notice of any such proposal containing the information required under our by-laws, as described herein, must be received by our corporate secretary, at our principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547, during the period commencing on November 16, 2009 and ending on December 16, 2009.

A written proposal of nomination for a director must set forth:

•	the name and address of the stockholder, as the same appears on our books, who intends to make the nomination (the “Proposing Stockholder”);

•	as to each person whom the Proposing Stockholder nominates for election or reelection as a director, all information relating to such person as would be required to be disclosed in a solicitation of proxies for election of such nominees as directors pursuant to the proxy rules under the Exchange Act;

•	the principal occupation or employment for the past five years of each person whose nomination the Proposing Stockholder intends to make;

•	a description of any arrangement or understanding between each person whose nomination is proposed and the Proposing Stockholder with respect to such person’s nomination for election as a director and actions to be proposed or taken by such person if elected as a director;

•	the written consent of each person so nominated to serve as a director if elected as a director; and

•	the number of shares of our Class A common stock and Class B common stock beneficially owned within the meaning of SEC Rule 13d-3 and of record by the Proposing Stockholder.

As to any other business that the Proposing Stockholder intends to bring before our 2010 annual meeting of stockholders, the written proposal must set forth:

•	a brief description of such business;

•	the Proposing Stockholder’s reasons for presenting such business at our 2010 annual meeting of stockholders;

•	any material interest of the Proposing Stockholder in such business;

•	the name and address of the Proposing Stockholder; and

•	the number of shares of our Class A common stock and our Class B common stock beneficially owned within the meaning of SEC Rule 13d-3 and of record by the Proposing Stockholder.

Only candidates nominated by stockholders for election as a member of our board of directors in accordance with our by-law provisions as summarized herein will be eligible for election as a member of our board of directors at our 2010 annual meeting of stockholders. A written proposal relating to a matter other than a nomination for election as a director must set forth information regarding the matter equivalent to the information that would be required under the proxy rules of the SEC if proxies were solicited for stockholder consideration of the matter at a meeting of stockholders.

Only such business may be conducted at our 2010 annual meeting of stockholders as shall have been brought before our annual meeting in accordance with the procedures set forth in our by-law provisions as summarized herein. The chairman of our 2010 annual meeting of stockholders will have the discretion to determine if a nomination or an item of business has been proposed in accordance with the procedures set forth in our by-laws as summarized herein. Only stockholder proposals submitted in accordance with the by-law provisions summarized above will be eligible for presentation at our 2010 annual meeting of stockholders, and any matter not submitted to our board of directors in accordance with such provisions will not be considered or acted upon at our 2010 annual meeting of stockholders.

OTHER MATTERS

Our board of directors does not know of any matters to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting, but if any matters are properly presented, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of our board of directors,

Donald H. Nikolaus,
President and Chief Executive Officer

March 16, 2009

002CS18023

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 16, 2009. Vote by Internet • Log on to the Internet and go to www.investorvote.com/DGIC • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposal 2. 1. Election of Class B Directors: For Withhold For Withhold For Withhold + 01 — Jon M. Mahan 02 - Donald H. Nikolaus 03 — Richard D. Wampler, II For Against Abstain 2. Ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2009. 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN3 1 A V 0 2 0 8 6 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 0106XD .

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — DONEGAL GROUP INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 16, 2009 THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Daniel J. Wagner and Jeffrey D. Miller, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Class A common stock and Class B common stock of Donegal Group Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 1195 River Road, Marietta, Pennsylvania 17547, on April 16, 2009 at 10:00 a.m., and at any adjournment or postponement thereof, as set forth on the reverse side of this proxy card. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with our board of directors’ recommendations.